Exhibit 99.02
Southern Company
Financial Highlights
(In Millions of Dollars Except Earnings Per Share)

	Three Months Ended March
	2016	2015
Consolidated Earnings–As Reported
(See Notes)
Traditional Operating Companies	$464	$477
Southern Power	50	33
Total	514	510
Parent Company and Other	(29)	(2)
Net Income–As Reported	$485	$508

Basic Earnings Per Share	$0.53	$0.56

Average Shares Outstanding (in millions)	916	910
End of Period Shares Outstanding (in millions)	918	908

	Three Months Ended March
	2016	2015
Consolidated Earnings–Excluding Items
(See Notes)
Net Income–As Reported	$485	$508
Estimated Loss on Kemper IGCC	33	6
Acquisition Costs	14	—
Net Income–Excluding Items	$532	$514

Basic Earnings Per Share–Excluding Items	$0.58	$0.56

Notes
- For the three months ended March 31, 2016 and 2015, dilution does not change basic earnings per share by more than 1 cent and is not material.

- The estimated probable losses relating to Mississippi Power Company's construction of the integrated coal gasification combined cycle facility in Kemper County, Mississippi (Kemper IGCC) significantly impacted the presentation of earnings and earnings per share for the three months ended March 31, 2016 and any similar charges may occur with uncertain frequency.

- Earnings for the three months ended March 31, 2016 include costs related to the proposed acquisitions of AGL Resources Inc. and PowerSecure International, Inc. Further costs are expected to continue to occur in connection with closing the proposed acquisitions and supporting the related integrations.

- All figures in this earnings release are preliminary and remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results. In addition, certain classifications and rounding may be different from final results published in the Form 10-Q.